Exhibit 99.1

Mace Security International Announces Car Wash Sales

HORSHAM, Pa.--(BUSINESS WIRE)--January 21, 2009--Mace Security International, Inc. (“Mace,” “Corporation” or the “Company”) (Nasdaq Global: MACE) today announced that it has entered into an agreement to sell two car washes in Austin, Texas for $6,000,000. The Company also announced that it has closed on the sale of its two remaining car washes in San Antonio, Texas for $1,000,000.

“We are excited that we are continuing to sell our car washes at favorable prices, especially in the current economic environment,” said Dennis Raefield, Mace’s CEO and President. “The proceeds of these transactions will be used to pay down debt and to fund future growth. With these sales, we now have 10 remaining car washes available for sale in Austin, Dallas and Lubbock, Texas. The Board and I continue to be excited about Mace’s future.”

Austin Car Washes

The Company, on January 15, 2009, entered into an agreement of sale for two of the three car washes it owns in Austin, Texas for a sales price of $6,000,000. The book value of the two washes is approximately $5,300,000. After the payment of debt and customary closing costs, the Corporation expects to net approximately $3,200,000 in cash from the sale. The debt which will be paid is cross collateralized on the two car washes being sold plus a third Austin, Texas car wash owned by the Corporation. The third car wash will have no secured debt after the debt payment. The transaction is conditioned upon the buyer being satisfied with a Phase 2 environmental study that will be conducted on the two sites. The transaction is required to be closed thirty days after the buyer has obtained the satisfactory Phase 2 environmental study. No assurances can be given the transaction will be consummated.

San Antonio Car Washes

On January 14, 2009, the Company sold its two remaining San Antonio, Texas car washes. Both car washes had been closed as they were operating at a loss. The two car washes had a combined book value of $1,000,000. The sales price of the car washes was $1,000,000. The sales price was paid by the buyer issuing the Corporation a promissory note in the amount of $750,000, secured by a deed of trust on both car washes, with the balance being paid in cash. The promissory note bears interest at 6% per annum, has monthly payments based on a 20 year amortization schedule and is due on January 14, 2014. The Corporation received the cash portion of the purchase price at closing, after deduction of customary closing costs.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®. The Company also operates a Digital Media Marketing and e-commerce business. In addition, Mace owns and operates car washes, and has previously announced that it is exiting this segment of its business. The Company’s remaining car washes for sale are located in Texas. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “projected,” “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace’s financial performance and could cause Mace’s actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

CONTACT:
Mace Security International, Inc.
Eduardo Nieves, Jr., Vice President
954-449-1313
ed@mace.com